Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 14, 2021
THIRD QUARTER 2021 RESULTS AND KEY METRICS	CEO COMMENTARY

Jane Fraser, Citi CEO, said, “The recovery from the pandemic continues to drive corporate and consumer confidence and is creating very active client engagement as you can see through our strong results in Investment Banking and Equity Markets, both up approximately 40% year-over-year, in addition to double-digit fee growth in Treasury and Trade Solutions as we help our clients reposition their supply chains. And while strong consumer balance sheets have impacted lending, we are seeing higher consumer spending across our cards products. We also continue to show momentum in deposits and wealth management AUM as well as growing engagement across our digital channels.  Overall, our revenues were 3% higher than last year excluding the impact of the sale of our consumer business in Australia.

“We are moving forward with urgency on our top priorities in order to responsibly narrow the returns gap with our peers: the Transformation, refreshing our strategy and building a culture of excellence.  So far this year, we have returned close to $11 billion to shareholders through a healthy dividend and stock repurchases. We remain committed to returning excess capital over and above the amount necessary to invest in our franchise and to maintain our safety and soundness.

“Overall, I am quite pleased with $4.6 billion in net income given the environment we are operating in. While we have much work ahead, we are getting results from the investments we have been making and seeing both the strength and durability of our franchise," Ms.,” Fraser concluded.

REPURCHASED 43 MILLION COMMON SHARES RETURNED $4.0 BILLION OF CAPITAL TO COMMON SHAREHOLDERS PAYOUT RATIO OF 92%[3] BOOK VALUE PER SHARE OF $92.16 TANGIBLE BOOK VALUE PER SHARE OF $79.07[4]

New York, October 14, 2021 – Citigroup Inc. today reported net income for the third quarter 2021 of $4.6 billion, or $2.15 per diluted share, on revenues of $17.2 billion. This compared to net income of $3.1 billion, or $1.36 per diluted share, on revenues of $17.3 billion for the third quarter 2020.

Revenues declined 1% from the prior-year period, including a pre-tax loss of approximately $680 million related to the sale of the Australia consumer business in Global Consumer Banking (GCB). Excluding the loss on sale[5], revenues increased 3%, largely driven by growth across the Institutional Clients Group (ICG).

Net income of $4.6 billion increased 48% from the prior-year period driven by a lower cost of credit, partially offset by the lower revenues and higher expenses.

Earnings per share of $2.15 increased 58% from the prior-year period, reflecting the growth in net income, as well as a 3% decline in shares outstanding.

Percentage comparisons throughout this press release are calculated for the third quarter 2021 versus the third quarter 2020, unless otherwise specified.

Third Quarter Financial Results

Citigroup ($in millions, except as otherwise noted)	3Q'21	2Q'21	3Q'20	QoQ%	YoY%
Global Consumer Banking	6,260	6,820	7,173	(8)%	(13)%
Institutional Clients Group	10,786	10,387	10,353	4%	4%
Corporate / Other	108	267	(224)	(60)%	NM
Total Revenues	$17,154	$17,474	$17,302	(2)%	(1)%

Expenses	$11,484	$11,192	$10,964	3%	5%

Net Credit Losses	961	1,320	1,919	(27)%	(50)%
Net ACL Build / (Release)(a)	(1,162)	(2,402)	436	52%	NM
Other Provisions(b)	9	16	29	(44)%	(69)%
Total Cost of Credit	$(192)	$(1,066)	$2,384	82%	NM

Income from Continuing Operations Before Taxes	$5,862	$7,348	$3,954	(20)%	48%
Provision for Income Taxes	1,193	1,155	777	3%	54%
Income from Continuing Operations	$4,669	$6,193	$3,177	(25)%	47%
Net Income (Loss) from Discontinued Operations	(1)	10	(7)	NM	86%
Non-Controlling Interest	24	10	24	NM	-
Citigroup Net Income	$4,644	$6,193	$3,146	(25)%	48%

Revenues
North America	8,483	7,919	8,447	7%	-
EMEA	3,095	3,253	3,085	(5)%	-
Latin America	2,299	2,227	2,168	3%	6%
Asia	3,169	3,808	3,826	(17)%	(17)%
Corporate / Other	108	267	(224)	(60)%	NM

EOP Assets ($B)	2,362	2,328	2,234	1%	6%
EOP Loans ($B)	665	677	667	(2)%	-
EOP Deposits ($B)	1,348	1,310	1,263	3%	7%

Book Value per Share	$92.16	$90.86	$84.48	1%	9%
Tangible Book Value per Share	$79.07	$77.87	$71.95	2%	10%
Common Equity Tier 1 Capital Ratio(2)	11.7%	11.8%	11.7%
Supplementary Leverage Ratio(2)	5.8%	5.8%	6.8%
Return on Average Common Equity	9.5%	13.0%	6.5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $17.2 billion in the third quarter 2021 decreased 1%. Excluding the Australia loss on sale, revenues increased 3%, reflecting strong growth in Investment Banking, Equity Markets and Securities Services in ICG, along with growth in Corporate / Other, partially offset by lower revenues in North America GCB and Asia GCB.

Citigroup operating expenses of $11.5 billion in the third quarter 2021 increased 5%, reflecting continued investments in Citi’s transformation, business-led investments and revenue-related expenses, partially offset by efficiency savings.

Citigroup cost of credit of $(0.2) billion in the third quarter 2021 compared to $2.4 billion in the prior-year period, reflecting a release of allowance for credit loss (ACL) reserves and an improvement in net credit losses, driven by continued improvement in portfolio credit quality.

Citigroup net income of $4.6 billion in the third quarter 2021 increased 48% from the prior-year period, driven by the lower cost of credit, partially offset by the higher expenses and lower revenues. Citigroup’s effective tax rate was 20% in the current quarter, largely unchanged from the third quarter 2020.

Citigroup’s allowance for credit losses on loans was $17.7 billion at quarter end, or 2.69% of total loans, compared to $26.4 billion, or 4.00% of total loans, at the end of the prior-year period. Total non-accrual assets decreased 25% from the prior-year period to $4.0 billion. Consumer non-accrual loans decreased 6% to $1.6 billion, while corporate non-accrual loans of $2.4 billion decreased 33% from the prior-year period.

Citigroup’s end-of-period loans were $665 billion as of quarter end, largely unchanged from the prior-year period on a reported basis. Excluding the impact of foreign exchange translation6, loans decreased 1%, primarily reflecting the impact of the sale of the consumer business in Australia.

Citigroup’s end-of-period deposits were $1.3 trillion as of quarter end, an increase of 7% on a reported basis and 6% in constant dollars, driven by an 8% increase in GCB and a 6% increase in ICG.

Citigroup’s book value per share of $92.16 and tangible book value per share of $79.07 increased 9% and 10%, respectively, largely driven by net income. At quarter end, Citigroup’s CET1 Capital ratio was 11.7%, a decrease from the prior quarter. Citigroup’s SLR for the third quarter 2021 was 5.8%, unchanged from the prior quarter. During the quarter, Citigroup repurchased 43 million common shares and returned a total of $4.0 billion to common shareholders in the form of common share repurchases and dividends.

Institutional Clients Group ($ in millions)	3Q'21	2Q'21	3Q'20	QoQ%	YoY%
Treasury & Trade Solutions	2,291	2,290	2,394	-	(4)%
Investment Banking	1,923	1,772	1,387	9%	39%
Private Bank(a)	973	993	938	(2)%	4%
Corporate Lending(a)	631	548	538	15%	17%
Total Banking	5,818	5,603	5,257	4%	11%
Fixed Income Markets	3,182	3,211	3,788	(1)%	(16)%
Equity Markets	1,226	1,058	875	16%	40%
Securities Services	692	672	631	3%	10%
Other	(85)	(120)	(74)	29%	(15)%
Total Markets & Securities Services	5,015	4,821	5,220	4%	(4)%
Product Revenues(a)	$10,833	$10,424	$10,477	4%	3%
Gain / (Loss) on Loan Hedges	(47)	(37)	(124)	(27)%	62%
Total Revenues	$10,786	$10,387	$10,353	4%	4%

Expenses	$6,398	$6,264	$5,858	2%	9%

Net Credit Losses	40	89	326	(55)%	(88)%
Net ACL Build / (Release)(b)	(78)	(903)	529	91%	NM
Other Provisions(c)	(8)	4	(17)	NM	53%
Total Cost of Credit	$(46)	$(810)	$838	94%	NM

Net Income	$3,419	$3,817	$2,833	(10)%	21%

Revenues
North America	4,145	3,718	3,920	11%	6%
EMEA	3,095	3,253	3,085	(5)%	-
Latin America	1,261	1,174	1,141	7%	11%
Asia	2,285	2,242	2,207	2%	4%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 7.
(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $10.8 billion increased 4%, primarily driven by higher revenues in Investment Banking, Equity Markets and Securities Services, partially offset by declines in Fixed Income Markets and Treasury and Trade Solutions.

Banking revenues of $5.8 billion increased 12% versus the prior year (including gain / (loss) on loan hedges)7. Treasury and Trade Solutions revenues of $2.3 billion declined 4% on a reported basis and 5% in constant dollars, as higher fee revenues, a recovery in commercial card revenues and growth in trade were more than offset by the impact of lower deposit spreads. Investment Banking revenues of $1.9 billion increased 39%, reflecting strong growth across products. Debt underwriting revenues increased 19% to $877 million, Equity underwriting revenues increased 5% to $507 million, and Advisory revenues increased significantly to $539 million. Private Bank revenues of $973 million increased 4% (excluding gain / (loss) on loan hedges), driven by higher fees and lending volumes, reflecting momentum with both new and existing clients, partially offset by lower deposit spreads. Corporate Lending revenues of $631 million increased 17% (excluding gain / (loss) on loan hedges), primarily driven by lower cost of funds and a modest gain on sale, partially offset by lower volumes.

Markets and Securities Services revenues of $5.0 billion decreased 4%. Fixed Income Markets revenues of $3.2 billion decreased 16% reflecting the continued normalization in market activity across rates and spread products. Equity Markets revenues of $1.2 billion increased 40%, driven by derivatives, prime finance and cash equities, reflecting solid client activity and favorable market conditions. Securities Services revenues of $692 million increased 10% on a reported basis and 9% in constant dollars, driven by strong growth in fee revenues with both new and existing clients, driven by growth in assets under custody and settlement volumes, partially offset by lower deposit spreads.

ICG operating expenses of $6.4 billion increased 9%, reflecting continued investments in Citi’s transformation, business-led investments and revenue-related expenses, partially offset by efficiency savings.

ICG cost of credit included net credit losses of $40 million, compared to $326 million in the prior-year period, and a net ACL release of $78 million compared to a build of $529 million in the prior-year period. The net ACL release in the current quarter primarily reflected improvements in portfolio credit quality.

ICG net income of $3.4 billion increased 21%, as the lower cost of credit and the higher revenues more than offset the higher expenses.

Global Consumer Banking ($in millions, except as otherwise noted)	3Q'21	2Q'21	3Q'20	QoQ%	YoY%
North America	4,338	4,201	4,527	3%	(4)%
Latin America	1,038	1,053	1,027	(1)%	1%
Asia(a)	884	1,566	1,619	(44)%	(45)%
Total Revenues	$6,260	$6,820	$7,173	(8)%	(13)%

Expenses	$4,567	$4,550	$4,287	-	7%

Net Credit Losses	944	1,253	1,598	(25)%	(41)%
Net ACL Build / (Release)(b)	(1,030)	(1,397)	39	26%	NM
Other Provisions(c)	21	9	45	NM	(53)%
Total Cost of Credit	$(65)	$(135)	$1,682	52%	NM

Net Income	$1,336	$1,834	$920	(27)%	45%

Retail Banking	2,146	2,802	2,916	(23)%	(26)%
Cards	4,114	4,018	4,257	2%	(3)%
Total Revenues	$6,260	$6,820	$7,173	(8)%	(13)%

Key Indicators ($B)
Retail Banking Average Loans	120	126	126	(5)%	(4)%
Retail Banking Average Deposits	353	353	320	-	10%
Investment AUMs	229	232	199	(1)%	15%
Cards Average Loans	143	143	147	-	(3)%
Cards Purchase Sales	153	151	127	1%	20%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.
(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(c) Includes provisions for benefits and claims, HTM debt securities and other assets.

Global Consumer Banking

GCB revenues of $6.3 billion decreased 13% on a reported basis and 14% in constant dollars. On this basis and excluding the Australia loss on sale, revenues decreased 5%, as continued solid deposit growth and momentum in investment management were more than offset by lower card balances and deposit spreads.

North America GCB revenues of $4.3 billion decreased 4%. Citi-Branded Cards revenues of $2.0 billion decreased 1%, reflecting continued higher payment rates. Citi Retail Services revenues of $1.3 billion decreased 6%, reflecting lower average loans and continued higher payment rates. Retail Banking revenues of $1.0 billion decreased 7%, as the benefit of strong deposit growth was more than offset by lower deposit spreads, as well as lower mortgage revenues.

Latin America GCB revenues of $1.0 billion increased 1% on a reported basis. In constant dollars, revenues decreased 7%, driven by lower lending volumes and deposit spreads, partially offset by growth in assets under management.

Asia GCB revenues of $0.9 billion decreased 45% on a reported basis and 46% in constant dollars. On this basis, and excluding the Australia loss on sale, revenues decreased 4%, reflecting lower loans and deposit spreads, partially offset by higher investment revenues.

GCB operating expenses of $4.6 billion increased 7% on a reported basis and 5% in constant dollars, reflecting continued investments in Citi’s transformation, as well as business-led investments and volume-related expenses, partially offset by efficiency savings.

GCB cost of credit of $(65) million compared to $1.7 billion in the prior-year period, driven by a net ACL release of $1.0 billion compared to a modest build in the prior-year period, reflecting improvements in both portfolio credit quality and the macroeconomic outlook, as well as lower net credit losses.

GCB net income of $1.3 billion increased significantly, as the lower cost of credit more than offset the decline in revenues and the higher expenses.

Corporate / Other ($in millions)	3Q'21	2Q'21	3Q'20	QoQ%	YoY%
Revenues	$108	$267	$(224)	(60)%	NM

Expenses	$519	$378	$819	37%	(37)%

Net Credit Losses	(23)	(22)	(5)	(5)%	NM
Net ACL Build / (Release)(a)	(54)	(102)	(132)	47%	59%
Other Provisions(b)	(4)	3	1	NM	NM
Total Cost of Credit	$(81)	$(121)	$(136)	33%	40%

Income (Loss) from Continuing Operations before Taxes	$(330)	$10	$(907)	NM	64%
Income Taxes (Benefits)	(222)	(522)	(307)	57%	28%

Net Income (Loss)	$(111)	$542	$(607)	NM	82%

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.
(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues of $108 million increased significantly, reflecting higher net revenue from the investment portfolio.

Corporate / Other expenses of $519 million decreased 37%, primarily due to the absence of a civil money penalty incurred in the prior-year period, partially offset by an increase in expenses related to Citi’s transformation.

Corporate / Other loss from continuing operations before taxes of $(330) million compared to a loss of $(907) million in the prior-year period, driven by the higher revenues and the lower expenses, partially offset by a lower net ACL release.

Citigroup will host a conference call today at 10:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 2976824.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2021 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others, macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the duration and severity of the impact on public health, the U.S. and global economies, financial markets and consumer and corporate customers and clients, including economic activity and employment, as well as the various actions taken in response by governments, central banks and others, including Citi, and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2020 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press: Danielle Romero-Apsilos	(212) 816-2264	Investors:	Jennifer Landis	(212) 559-2718
		Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($in millions)	3Q'21
Net Income	$4,644
Less: Preferred Dividends	266
Net Income to Common Shareholders	$4,378

Common Share Repurchases	3,000
Common Dividends	1,040
Total Capital Returned to Common Shareholders	$4,040

Payout Ratio	92%

Average TCE	$157,371

RoTCE	11.0%

Appendix B

Citigroup ($in millions, unless otherwise noted)	3Q'21	3Q'20	YoY %
Reported Revenues	$17,154	$17,302	(1)%
Impact of Australia Sale	(680)	-
Adjusted Revenues	$17,834	$17,302	3%

Reported EOP Loans ($B)	$665	$667	0%
Impact of FX Translation	-	3
EOP Loans in Constant Dollars ($B)	$665	$670	(1)%

Reported EOP Deposits ($B)	$1,348	$1,263	7%
Impact of FX Translation	-	4
EOP Deposits in Constant Dollars ($B)	$1,348	$1,267	6%
Note: Totals may not sum due to rounding.

Global Consumer Banking ($in millions)	3Q'21	3Q'20	YoY %
Reported Revenues	$6,260	$7,173	(13)%
Impact of FX Translation	-	95
Revenues in Constant Dollars	$6,260	$7,268	(14)%
Impact of Australia Sale	(680)	-
Adjusted Revenues in Constant Dollars	$6,940	$7,268	(5)%

Reported Expenses	$4,567	$4,287	7%
Impact of FX Translation	-	59
Expenses in Constant Dollars	$4,567	$4,346	5%

Reported Cost of Credit	$(65)	$1,682	NM
Impact of FX Translation	-	15
Cost of Credit in Constant Dollars	$(65)	$1,697	NM

Reported Net Income	$1,336	$920	45%
Impact of FX Translation	-	11
Net Income in Constant Dollars	$1,336	$931	44%
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($in millions)	3Q'21	3Q'20	YoY %
Reported Revenues	$1,038	$1,027	1%
Impact of FX Translation	-	86
Revenues in Constant Dollars	$1,038	$1,113	(7)%
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($in millions)	3Q'21	3Q'20	YoY %
Reported Revenues	$884	$1,619	(45)%
Impact of FX Translation	-	9
Revenues in Constant Dollars	$884	$1,628	(46)%
Impact of Australia Sale	(680)	-
Adjusted Revenues	$1,564	$1,628	(4)%
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

Treasury and Trade Solutions ($in millions)	3Q'21	3Q'20	YoY %
Reported Revenues	$2,291	$2,394	(4)%
Impact of FX Translation	-	6
Revenues in Constant Dollars	$2,291	$2,400	(5)%
Note: Totals may not sum due to rounding.

Securities Services ($in millions)	3Q'21	3Q'20	YoY %
Reported Revenues	$692	$631	10%
Impact of FX Translation	-	1
Revenues in Constant Dollars	$692	$632	9%
Note: Totals may not sum due to rounding.

Appendix C

($in millions)	3Q'21(1)	2Q'21	3Q'20

Citigroup Common Stockholders' Equity(2)	$183,005	$184,289	$176,047
Add: Qualifying noncontrolling interests	136	138	141
Regulatory Capital Adjustments and Deductions:
Add: CECL transition and 25% provision deferral(3)	3,389	3,774	5,638
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	663	864	1,859
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(1,317)	(1,258)	29
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	20,689	20,999	20,522
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,899	3,986	4,248
Defined benefit pension plan net assets; other	2,070	2,040	949
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	10,897	11,192	12,061

Common Equity Tier 1 Capital (CET1)	$149,629	$150,378	$142,158

Risk-Weighted Assets (RWA)(3)	$1,282,218	$1,271,046	$1,219,054

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.7%	11.8%	11.7%

Note:    Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework as of September 30, 2021 and June 30, 2021, and the U.S. Basel III Advanced Approaches framework as of September 30, 2020. This reflects the more binding CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 2 at the end of this press release for additional information.
(4)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

Appendix D

($in millions)	3Q'21(1)	2Q'21	3Q'20

Common Equity Tier 1 Capital (CET1)(2)	$149,629	$150,378	$142,158

Additional Tier 1 Capital (AT1)(3)	19,269	19,258	18,153

Total Tier 1 Capital (T1C) (CET1 + AT1)	$168,898	$169,636	$160,311

Total Leverage Exposure (TLE)(2)(4)	$2,911,017	$2,903,655	$2,349,620

Supplementary Leverage Ratio (T1C / TLE)	5.8%	5.8%	6.8%
(1)	Preliminary.
(2)	Please refer to Footnote 2 at the end of this press release for additional information.
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.
(4)	Commencing with the second quarter of 2020 and continuing through the first quarter of 2021, Citigroup's TLE temporarily excluded U.S. Treasuries and deposits at Federal Reserve banks. For additional information, please refer to the "Capital Resources" section of Citigroup's 2020 Form 10-K.

Appendix E

($and shares in millions, except per share amounts)	3Q'21(1)	2Q'21	3Q'20

Common Stockholders' Equity	$182,880	$184,164	$175,896
Less:
Goodwill	21,573	22,060	21,624
Intangible Assets (other than MSRs)	4,144	4,268	4,470
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	257	-	-
Tangible Common Equity (TCE)	$156,906	$157,836	$149,802

Common Shares Outstanding (CSO)	1,984	2,027	2,082

Tangible Book Value Per Share (TCE / CSO)	$79.07	$77.87	$71.95
(1)	Preliminary.

1 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

2 Ratios as of September 30, 2021 are preliminary. Commencing January 1, 2020, Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding the deferrals based on the modified CECL transition provision, Citigroup’s CET1 Capital ratio and SLR as of September 30, 2021 would be 11.4% and 5.7%, respectively, on a fully reflected basis. For additional information, please refer to the “Capital Resources” section of Citigroup’s 2020 Form 10-K.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

3 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

4 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

5 Results of operations and financial condition excluding the impact of the sale of the consumer banking business in Australia are non-GAAP financial measures. Citi believes the presentation of its results of operations and financial condition excluding the impact of the Australia sale provides a meaningful depiction of the underlying fundamentals of its broader results and Asia GCB businesses results for investors, industry analysts and others. For a reconciliation of these measures to reported results, see Appendix B. For additional information about the Australia sale, see Citigroup's Current Report on Form 8-K filed with the SEC on August 9, 2021.

6 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

7 Credit derivatives are used to economically hedge a portion of the Private Bank and Corporate Loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the third quarter 2021, gains / (losses) on loan hedges included $(43) million related to Corporate Lending and $(4) million related to the Private Bank, compared to $(117) million related to Corporate Lending and $(8) million related to the Private Bank in the prior-year period. The fixed premium costs of these hedges are netted against the Private Bank and Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.